Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128692
PROSPECTUS SUPPLEMENT DATED DECEMBER 19, 2006
TO
REOFFER PROSPECTUS DATED SEPTEMBER 29, 2005
10,852,711 Shares of
Common Stock
(par value $.001 per share)
ENDEAVOUR INTERNATIONAL CORPORATION
          This prospectus supplement dated December 19, 2006 (the “Supplement”) supplements our reoffer prospectus dated September 29, 2005 (the “Prospectus”) which was filed as part of our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 29, 2005 relating to the resale by certain of our stockholders of shares of common stock granted under the Endeavour International Corporation 2004 Incentive Plan (the “Plan”) and granted pursuant to certain non-plan restricted stock award agreements.
          You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified entirely by reference to the Prospectus, except to the extent the information contained herein supercedes the information contained in the Prospectus.
The Selling Stockholders
           The selling stockholders may sell up to 10,852,711 shares of our common stock pursuant to this prospectus (including up to 3,961,113 shares of our restricted common stock granted under the Plan or issued pursuant to certain non-plan restricted stock award agreements, 142,555 shares of common stock issued to our non-employee directors under the Plan in lieu of compensation for services as a director, 4,763,088 shares of our common stock underlying stock options granted under the Plan, 400,000 shares of our common stock underlying stock options issued pursuant to a certain non-plan stock option agreement, and 1,585,955 shares of our common stock that may subsequently be issued to our affiliates pursuant to future grants under the Plan). The following table sets forth certain information known to us concerning each of the selling stockholders. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See “Plan of Distribution.”

	Shares of		Shares of	Percentage
	Common	Number of	Common	of Shares of
	Stock	Shares of	Stock	Common
	Beneficially	Common	Beneficially	Stock
	Owned	Stock	Owned	Owned
	Before	Offered	Follow	After
Name	Offering (1)	Hereby (1)	Offering (2)	Offering (2)
William L. Transier (3)	7,004,301	1,618,084	5,594,550	4.7%
John N. Seitz (4)	7,136,200	1,715,516	5,629,017	4.7%
Bruce H. Stover (5)	1,457,802	1,291,135	250,000	*
Michael D. Cochran (6)	1,084,185	859,185	250,000	*
Ronald A. Bain (7) (24)	789,552	506,250	283,302	*
H. Don Teague (8)	842,826	917,826	—	*
Robert K. Reeves (9) (24)	18,750	18,750	—	*
John B. Connally III (10)	446,734	204,684	282,050	*
Andrew Cochran (11) (24)	50,000	50,000	—	*
Robert L. Thompson (12)	357,186	393,853	—	*
Barry J. Galt (13)	210,612	200,612	50,000	*
Nancy K. Quinn (14)	204,639	207,139	37,500	*
Fiona Goodfellow (15) (24)	115,283	38,250	77,033	*
Michael Neese (16) (24)	105,595	28,614	76,981	*
Catherine L. Stubbs (17) (24)	99,169	58,000	41,169	*
S. Lynn Willis (18) (24)	85,165	42,500	42,665	*
Janice White (19) (24)	113,989	15,000	98,989	*
Debra Bearden (20) (24)	25,505	20,000	5,505	*
Aimee Stadtfeld (21) (24)	16,908	12,500	4,408	*
Lance Gilliland (22)	654,526	1,021,193	—	*
Thomas D. Clark, Jr. (23)	37,665	47,665	10,000	*

*	Less than 1%, based on 118,655,687 shares outstanding on December 12, 2006.

(1)	Ownership is determined as of November 16, 2006 and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Shares underlying stock options which have not yet vested, or will not vest within sixty days, are not reflected as beneficially owned before the offering but are reflected as share offered hereby. These columns do not reflect the sales of shares to satisfy income tax obligations.

(2)	Assumes all the shares offered hereby are sold to persons who are not affiliates of the selling stockholders and the selling stockholders sell no other shares they beneficially own. Shares underlying stock options which have not yet vested, or will not vest within sixty days, are not reflected as beneficially owned following the offering.

(3)	Mr. Transier is the Chairman, Chief Executive Officer and President of the Company. Mr. Transier is the trustee of the Lighthouse Bypass Trust but has no economic interest in 12,500 shares owned by the Lighthouse Bypass Trust and disclaims beneficial ownership of such shares. The shares offered by Mr. Transier include (i) 154,558 shares of restricted common stock that vest on January 1, 2007, (ii) 83,333 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 166,666 shares of restricted common stock that vest one-half on each of January 1, 2007 and January 1, 2008, (iv)

166,666 shares of common stock underlying stock options that vest one-half on each of January 1, 2007 and January 1, 2008, (v) 250,000 shares of restricted common stock that vest on January 1, 2009, (vi) 125,000 shares of common stock underlying stock options that vest on January 1, 2009, (vii) 250,001 shares of common stock underlying fully-vested stock options and (viii) 421,860 shares of fully-vested restricted common stock.

(4)	Mr. Seitz is the Vice Chairman of the Board of Directors and was the Co-Chief Executive Officer of the Company until September 12, 2006. The shares offered by Mr. Seitz include (i) 154,558 shares of restricted common stock that vest on January 1, 2007, (ii) 83,333 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 166,666 shares of restricted common stock that vest one-half on each of January 1, 2007 and January 1, 2008, (iv) 166,666 shares of common stock underlying stock options that vest one-half on each of January 1, 2007 and January 1, 2008, (v) 250,000 shares of restricted common stock that vest on January 1, 2009, (vi) 125,000 shares of common stock underlying stock options that vest on January 1, 2009, (vii) 250,001 shares of common stock underlying fully-vested stock options and (viii) 519,292 shares of fully-vested restricted common stock.

(5)	Mr. Stover is the Executive Vice President Operations and Business Development of the Company. The shares offered by Mr. Stover include (i) 216,524 shares of restricted common stock that vest on January 1, 2007, and (ii) 133,333 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 66,666 shares of restricted common stock that vest one-half on each of January 1, 2007 and January 1, 2008, (iv) 66,666 shares of common stock underlying stock options that vest one-half on each of January 1, 2007 and January 1, 2008, (v) 100,000 shares of restricted common stock that vest on January 1, 2009, (vi) 50,000 shares of common stock underlying stock options that vest on January 1, 2009, (vii) 300,001 shares of common stock underlying fully-vested stock options and (viii) 357,945 shares of fully-vested restricted common stock.

(6)	Mr. Cochran was Executive Vice President Exploration of the Company until January 3, 2006. The shares offered by Mr. Cochran include (i) 141,666 shares of restricted common stock that vest on January 1, 2007, (ii) 50,000 shares of restricted common stock that vest on January 1, 2008, (iii) 108,333 shares of common stock underlying stock options that vest on January 1, 2007, (iv) 191,667 shares of common stock underlying fully-vested stock options and (v) 367,519 shares of fully-vested restricted common stock. Also includes 250,000 shares owned of record by 1600 Group, LLC, of which Mr. Cochran is the manager and has sole voting and investing power.

(7)	Mr. Bain is Vice President of Geosciences of the Company. The shares offered by Mr. Bain include (i) 83,333 shares of restricted common stock that vest on January 1, 2007, (ii) 66,666 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 133,334 shares of common stock underlying fully-vested stock options and (iv) 222,917 shares of fully-vested restricted common stock.

(8)	Mr. Teague is Executive Vice President, Administration, General Counsel and Secretary of the Company. The shares offered by Mr. Teague include (i) 126,068 shares of restricted common stock that vest on January 1, 2007, and (ii) 83,333 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 50,000 shares of restricted common stock that vest one-half on each of January 1, 2007 and January 1, 2008, (iv) 50,000 shares of common stock underlying stock options that vest one-half on each of January 1, 2007 and January 1, 2008, (v) 100,000 shares of restricted common stock that vest on August 26, 2008, (vi) 50,000 shares of restricted common stock that vest on January 1, 2009, (vii) 50,000 shares of common stock underlying stock options that vest on January 1, 2009, (viii) 191,667 shares of common stock underlying fully-vested stock options and (ix) 216,758 shares of fully-vested restricted common stock.

(9)	Mr. Reeves was Executive Vice President, Administration, General Counsel and Secretary of the Company until March 2004. The shares offered by Mr. Reeves consist of 18,750 shares of fully-vested restricted common stock.

(10)	Mr. Connally is a director of the Company. The shares offered by Mr. Connally include (i) 6,666 shares of restricted common stock that vest on January 1, 2007, (ii) 13,333 shares of restricted common stock that vest one-half on each February 10, 2007 and February 10, 2008, (iii) 13,333 shares of restricted common stock that vest one-half on each August 26, 2007 and August 26, 2008, (iv) 20,000 shares of restricted common stock that vest one-third on each of June 1, 2007 and June 1, 2008 and June 1, 2009, (v) 6,666 shares of common stock underlying stock options that vest on January 1, 2007, (vi) 13,333 shares of common stock underlying stock options that vest one-half on each February 10, 2007 and February 10, 2008, (vii) 13,333 shares of common stock underlying stock options that vest one-half on each of August 26, 2007 and August 26, 2008, (viii) 20,000 shares of common stock underlying stock options that vest one-third on each of June 1, 2007, June 1, 2008 and June 1, 2009, (ix) 26,668 shares of common stock underlying fully-vested stock options, (x) 24,213 shares of fully-vested restricted common stock and (xi) 47,139 shares of common stock issued under the Plan in lieu of compensation for services as a director.

(11)	Mr. Cochran was Manager Exploration New Ventures of the Company until March 2005. The shares offered by Mr. Cochran consist of 50,000 shares of fully-vested restricted common stock.

(12)	Mr. Thompson is Vice President, Chief Accounting Officer and Corporate Planning of the Company. The shares offered by Mr. Thompson include (i) 61,823 shares of restricted common stock that vest on January 1, 2007, and (ii) 33,333 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 16,666 shares of restricted common stock that vest one-half on each of January 1, 2007 and January 1, 2008, (iv) 33,333 shares of common stock underlying stock options that vest one-half on each of January 1, 2007 and January 1, 2008, (v) 40,000 shares of restricted common stock that vest on January 1, 2009, (vi) 20,000 shares of common stock underlying stock options that vest on January 1, 2009, (vii) 83,334 shares of common stock underlying fully-vested stock options and (viii) 105,364 shares of fully-vested restricted common stock.

(13)	Mr. Galt is a director of the Company. The shares offered by Mr. Galt include (i) 6,666 shares of restricted common stock that vest on January 1, 2007, (ii) 13,333 shares of restricted common stock that vest one-half on each February 10, 2007 and February 10, 2008, (iii) 13,333 shares of restricted common stock that vest one-half on each August 26, 2007 and August 26, 2008, (iv) 20,000 shares of restricted common stock that vest one-third on each of June 1, 2007 and June 1, 2008 and June 1, 2009, (v) 6,666 shares of common stock underlying stock options that vest on January 1, 2007, (vi) 13,333 shares of common stock underlying stock options that vest one-half on each February 10, 2007 and February 10, 2008, (vii) 13,333 shares of common stock underlying stock options that vest one-half on each of August 26, 2007 and August 26, 2008, (viii) 20,000 shares of common stock underlying stock options that vest one-third on each of June 1, 2007, June 1, 2008 and June 1, 2009, (ix) 26,668 shares of common stock underlying fully-vested stock options, (x) 26,668 shares of fully-vested restricted common stock, and (xi)

40,612 shares of common stock issued under the Plan in lieu of compensation for services as a director.

(14)	Ms. Quinn is a director of the Company. The shares offered by Ms. Quinn include (i) 6,666 shares of restricted common stock that vest on January 1, 2007, (ii) 13,333 shares of restricted common stock that vest one-half on each February 10, 2007 and February 10, 2008, (iii) 13,333 shares of restricted common stock that vest one-half on each August 26, 2007 and August 26, 2008, (iv) 20,000 shares of restricted common stock that vest one-third on each of June 1, 2007, June 1, 2008 and June 1, 2009, (v) 6,666 shares of common stock underlying stock options that vest on January 1, 2007, (vi) 13,333 shares of common stock underlying stock options that vest one-half on each February 10, 2007 and February 10, 2008, (vii) 13,333 shares of common stock underlying stock options that vest one-half on each of August 26, 2007 and August 26, 2008, (viii) 20,000 shares of common stock underlying stock options that vest one-third on each of June 1, 2007, June 1, 2008 and June 1, 2009, (ix) 26,668 shares of common stock underlying fully-vested stock options, (x) 26,668 shares of fully-vested restricted common stock and (xi) 47,139 shares of common stock issued under the Plan in lieu of compensation for services as a director.

(15)	Ms. Goodfellow is Senior Geophysicist of the Company. The shares offered by Ms. Goodfellow include (i) 2,083 shares of restricted common stock that vest on January 1, 2007 (iii) 4,166 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 8,334 shares of common stock underlying fully-vested stock options and (iv) 23,667 shares of fully-vested restricted common stock.

(16)	Mr. Neese is Senior Geophysicist of the Company. The shares offered by Mr. Neese include (i) 8,333 shares of restricted common stock that vest on January 1, 2007 and (ii) 20,281 shares of fully-vested restricted common stock.

(17)	Ms. Stubbs is Director of Financial Control and Assistant Secretary of the Company. The shares offered by Ms. Stubbs include (i) 8,333 shares of restricted common stock that vest on January 1, 2007, (ii) 8,333 shares of common stock underlying stock options that vest on January 1, 2007 (iii) 16,667 shares of common stock underlying fully-vested stock options and (iv) 24,667 shares of fully-vested restricted common stock.

(18)	Ms. Willis is Director, Accounting & Financial Analysis of the Company. The shares offered by Ms. Willis include (i) 5,000 shares of restricted common stock that vest on January 1, 2007, (ii) 5,000 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 10,000 shares of common stock underlying fully-vested stock options and (iv) 22,500 shares of fully-vested restricted common stock.

(19)	Ms. White is Vice President, Corporate Services of the Company. The shares offered by Ms. White consist of 15,000 shares of fully-vested common stock.

(20)	Ms. Bearden is Executive Assistant of the Company. The shares offered by Ms. Bearden consist of (i) 3,333 shares of restricted common stock that vest on January 1, 2007, (ii) 3,333 shares of common stock underlying stock options that vest on January 1, 2007, (iii) 6,667 shares of common stock underlying fully-vested stock options and (iv) 6,667 shares of fully-vested restricted common stock.

(21)	Ms. Stadtfeld is Executive Assistant of the Company. The shares offered by Ms. Stadtfeld consist of (i) 2,500 shares of restricted common stock that vest on January 1, 2007, (ii) 1,666 shares of common stock underlying stock options that vest on January 1,

2007, (iii) 3,334 shares of common stock underlying fully-vested stock options and (iv) 5,000 shares of fully-vested restricted common stock.

(22)	Mr. Gilliland is Executive Vice President and Chief Financial Officer of the Company. The shares offered by Mr. Gilliland consist of (i) 266,666 shares of restricted common stock that vest one-half on each of August 26, 2007 and August 26, 2008, (ii) 266,666 shares of common stock underlying stock options that vest one-half on each of August 26, 2007 and August 26, 2008, (iii) 16,619 shares of restricted common stock that vest on January 1, 2007, (iv) 100,000 shares of restricted common stock that vest on January 1, 2009, (v) 100,000 shares of common stock underlying stock options that vest on January 1, 2009, (vi) 133,334 shares of common stock underlying fully-vested stock options and (vii) 137,908 shares of fully-vested restricted common stock.

(23)	Mr. Clark is a director of the Company. The shares offered by Mr. Clark include (i) 20,000 shares of restricted common stock that vest one-third on each of June 15, 2007, June 15, 2008 and June 15, 2009, (ii) 20,000 shares of common stock underlying stock options that vest one-third on each of June 15, 2007, June 15, 2008 and June 15, 2009 and (iii) 7,665 shares of common stock issued under the Plan in lieu of compensation for services as a director.

(24)	All of the shares offered hereby are pursuant to grants made prior to shareholder approval of the Incentive Plan.
          Except as indicated above, no selling stockholder has within the past three years had any position, office or other material relationship with the Company or any of its predecessors or affiliates.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the common stock issuable upon conversion of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 19, 2006.